UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        Equity Corporation International
             (Exact name of registrant as specified in its charter)



                Delaware                                75-2521142
(State of incorporation or organization)    I.R.S. Employer Identification No.)


     415 South First Street, Suite 210
               Lufkin, Texas                               75901
  (Address of principal executive office)               (Zip Code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered

    Common Stock, $0.01 par value                   New York Stock Exchange
---------------------------------------------------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of Equity Corporation International (the "Company") consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share
("Preferred Stock"), of which 500,000 shares are designated the Series One Junior Participating Preferred Stock (the "Series One Preferred Stock").

         The following is a summary of the Common Stock registered pursuant to this Form 8-A. The following summary is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation ("Charter") and Bylaws, copies of which documents are incorporated by reference as exhibits to this Form 8-A.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of the holders of the Preferred Stock, if any, then outstanding.

         Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any sinking funds for any series of Preferred Stock.

         Other Charter and Bylaw Provisions

         The Company's Charter and Bylaws include provisions that may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

         Classified  Board of Directors.  The Charter and Bylaws provide for the
Board of Directors to be divided into three classes of directors serving staggered three-year terms. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the Board of Directors.

         Supermajority Voting. The Charter requires the approval of the holders of at least 75% of the then outstanding shares of the Company's capital stock entitled to vote thereon and the approval of the holders of at least 75% of the then outstanding shares of each class of stock of the Company voting separately as a class on, among other things, certain amendments to the Charter. The Bylaws require that any amendments thereto be approved by either (a) a majority of the Board of Directors or (b) the holders of at least 75% of the then outstanding shares of the Company's capital stock entitled to vote thereon and at least 662/3% of the then-outstanding shares of each class of stock of the Company voting separately as a class.

         Authorized But Unissued or Undesignated Capital Stock. The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The authorized but unissued (and in the case of Preferred Stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, the Company's Charter grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of


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



Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of Preferred Stock, unless otherwise required by law.

         Special Meeting of Stockholders. The Bylaws provide that special meetings of stockholders of the Company may only be called by the Board of Directors or upon written request of the holders of at least 75% of the issued and outstanding stock entitled to vote at such meeting. This provision makes it more difficult for stockholders to call a special meeting and take actions opposed by the Board of Directors.

         Stockholder Action by Written Consent. The Charter and the Bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken in writing by the consent of holders of not less than 75% of the outstanding shares entitled to vote at a meeting on such an action. This provision makes it difficult for stockholders to initiate or effect an action by written consent, and thereby take actions opposed by the Board of Directors.

         Notice Procedures. The Bylaws establish advance notice procedures with regard to all stockholder proposals, including proposals relating to the nomination of candidates for election as director, the removal of directors and amendments to the Charter or Bylaws to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days nor more than 180 days prior to an annual meeting or, in the case of a special meeting, not less than 40 days nor more than 60 days prior to such meeting (or if fewer than 50 days' notice or prior public disclosure of the date of the special meeting is given or made by the Company, not later than the seventh day following the date on which the notice was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws.

         Limitation of Director Liability. The Charter limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         Indemnification Arrangements. The Charter and the Bylaws permit the directors and officers of the Company to be indemnified and permit the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such, to the fullest extent permitted by the Delaware General Corporation Law. The Company has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law. Such indemnification agreements include related provisions intended to facilitate the indemnitees' receipt of such benefits, including certain provisions applicable to constituent corporations in the event of certain mergers or acquisitions. In addition, the Company maintains directors' and officers' liability insurance covering such persons in their official capacities with the Company.

ITEM 2.  EXHIBITS

         The following exhibits to this Registration Statement on Form 8-A, which constitute all constituent instruments defining the rights of the holders of the Company's Common Stock, including any contracts or other documents which limit or qualify the rights of such holders, are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

3.1+     Amended and Restated Certificate of Incorporation (filed as Exhibit 4.1
         to  the  Company's   Registration  Statement  on  Form  S-8  (Reg.  No.
         33-98052)).

3.2+ Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

4.1+     Form of  Certificate  representing  shares  of Common  Stock  (filed as
         Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-82546)).

4.2+ Form of Certificate of Designation of Series One Junior Participating Preferred Stock (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

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+Incorporated herein by reference

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     EQUITY CORPORATION INTERNATIONAL



                                     By:      /s/ W. CARDON GERNER
                                             -------------------------------
                                              W. Cardon Gerner,
                                              Senior Vice President and
                                              Chief Financial Officer


Dated:   May 19, 1997

                                  EXHIBIT INDEX


Exhibit No.
-----------

3.1+     Amended and Restated Certificate of Incorporation (filed as Exhibit 4.1
         to  the  Company's   Registration  Statement  on  Form  S-8  (Reg.  No.
         33-98052)).

3.2+ Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

4.1+     Form of  Certificate  representing  shares  of Common  Stock  (filed as
         Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-82546)).

4.2+ Form of Certificate of Designation of Series One Junior Participating Preferred Stock (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

----------
+Incorporated herein by reference